CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-156204) and Form S-8 (File No. 333-05771) of Everest Reinsurance Holdings, Inc. of our report dated March 31, 2010 relating to the financial statements and the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 31, 2010